Exhibit 23


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
United Dominion Industries, Inc.:


     We consent to the incorporation by reference in the registration statements (No. 33-86556, No. 33-86558 and No. 33-86560) on Form S-8 of American Buildings Company of our report dated January 9, 1998, with respect to the balance sheets of Windsor Door (a division of United Dominion Industries, Inc.) as of September 27, 1997 and December 28, 1996, and the related statements of operations and division equity and cash flows for the nine months ended September 27, 1997 and the years ended December 28, 1996 and December 30, 1995, which report appears in the Form 8-K/A of American Buildings Company dated December 4, 1997.


                                               KPMG Peat Marwick LLP


Little Rock, Arkansas
February 12, 1998